Exhibit 5.19

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the Registration Statement on Form F-10 of North American Palladium Ltd. (File No. 333-164512), as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page of the prospectus and under the headings “Legal Matters”, “Documents Filed as Part of the Registration Statement”, “Description of Debt Securities - Enforceability of Judgments” and “Enforceability of Civil Liabilities”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

DATED: February 9, 2010

STIKEMAN ELLIOTT LLP

/s/ STIKEMAN ELLIOTT LLP